Exhibit 99.1

GREENHUNTER RESOURCES REPORTS

THIRD QUARTER 2014 FINANCIAL AND OPERATING RESULTS

GRAPEVINE, TEXAS, NOVEMBER 4, 2014—GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC), a diversified water resource, waste management, environmental services, and hydrocarbon marketing company specializing in the unconventional oil and natural gas shale resource plays within the Appalachian Basin, announced today financial and operating results for the third quarter and nine months ended September 30, 2014.

Third Quarter Financial and Operational Highlights

●

Generated a 41% increase in Total Disposal Volumes from continuing operations for the three months ended September 30, 2014 to 1,017,000 barrels (BBL) injected compared to 720,000 BBL injected in the similar period in 2013

●	Exceeded 31,000 barrels per day (BBL/D) of operating permitted disposal capacity for the period ending September 30, 2014 (Total Operating Salt Water Disposal Permitted Injection Capacity)

●	Operated a fleet of 37 trucks capable of transporting brine and condensate at approximately 100% utilization

●	Reported a significant increase in adjusted EBITDA from continuing operations to $645,419 for the third quarter of 2014 (see reconciliation of GAAP to adjusted EBITDA in attached tables)

●	The Company substantially improved operating margins (revenue minus direct operating costs) to 43% from 24%

OPERATIONAL RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014

Our net loss per share for both continuing operations and discontinued operations, basic and diluted, was ($.11) compared to ($.05) for the third quarters of 2014 and 2013, respectively. Our loss from continuing operations was $1.5 million for the third quarter 2014 compared to a loss of $1.3 million for third quarter 2013. Our net loss per share from continuing operations was ($.08) per share compared to ($.08) per share, basic and diluted, for the third quarters of 2014 and 2013, respectively. Our loss from discontinued operations was ($1.2) million (loss of $.03 per common share, basic and diluted) for the third quarter 2014, compared to income from discontinued operations of $896 thousand (income of $.03 per share, basic and diluted) for the third quarter 2013. Operating revenues from continuing operations were $6.3 million during third quarter 2014 compared to $7.8 million for third quarter 2013, a decrease of 19%.

OPERATIONAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

Our net loss per share for both continuing operations and discontinued operations, basic and diluted, was ($.25) compared to ($.35) for the nine months ending September 30, 2014 and 2013, respectively. Our loss from continuing operations was $6.1 million for the nine months ending September 30, 2014 compared to a loss of $1.8 million for the same period in 2013. Our net loss per share from continuing operations was ($.28) per share and ($.15) per share, basic and diluted, for the nine months ending September 30, 2014 and 2013 respectively. Our income from discontinued operations was $1.1 million (earnings of $.03 per common share, basic and diluted) compared to a loss from discontinued operations of $6.6 million (loss of ($.20) per share, basic and diluted) for the nine months ending September 30, 2014 and 2013, respectively.

ADDITIONAL THIRD QUARTER COMMENTS AND HIGHLIGHTS

●	The Company’s Mills Hunter Facility (4 new SWD wells) located in Meigs County, Ohio is nearing completion with the pipeline and barge infrastructure in the final stages of construction

●

The Company announced during the second quarter that it had entered into a definitive agreement with a third party to construct three new pipelines from in and around the Claysville, Pa., area to a region located around Benwood, W.V. The construction partner on the project failed to obtain the necessary financing and the Company subsequently took over the project and is seeking financing for the project on its own behalf

●	As of October 24, 2014, the Company’s $150 million Universal Shelf Registration Statement became effective with the Securities & Exchange Commission

MANAGEMENT COMMENTS

Commenting on GreenHunter Resources financial and operating results released today, Mr. Kirk J. Trosclair, Executive Vice President and COO, stated, “Improved margin strength which substantially increased EBITDA and combined with rising disposal volumes are fueling growth across the GreenHunter Resources platform. Although trucking revenue, in total, decreased only about $270 thousand from the same period last year, the Company actually had a decrease of $1.2 million in third party trucking with an offsetting increase in the utilization of our internal trucking and related revenues. This reduced third party charges within GreenHunter Resources’ trucking division resulted in significant margin improvement across our company’s overall trucking division.”

Trosclair continued, “Our decision last year to focus our efforts in Appalachia is continuing to prove out to be the correct decision. Increased drilling activity and rising disposal volumes in the Marcellus and Utica/Point Pleasant formations are driving significant growth opportunities in both our existing and newly affiliated business lines. Total disposal volumes were up 41%. Operating margins grew from 24% to 43%. And total utilization within the GreenHunter Resources’ trucking fleet is running around 100%. With four new disposal wells coming on line prior to year-end, SWD capacity will increase significantly. As we continue to execute the GreenHunter Resources business plan, we also anticipate significant growth from our company’s newly affiliated business lines with a corresponding decrease in costs as a percentage of revenues.”

Trosclair concluded, “It’s been an exciting period at GreenHunter Resources. In the past year we’ve divested our non-core assets, developed a pure-play Marcellus/Utica Company and created a new Hydrocarbon and Pipeline division that we believe has tremendous growth potential in 2015. In addition, upon approval from the IRS regarding our planned IPO opportunities and our intent to form a MLP, we will then have access to the cheapest form of capital available to fuel these growth plans.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Water disposal revenue	$3,424,318	$2,907,559	$10,739,288	$8,218,912
Transportation revenue	2,442,863	2,712,986	8,698,553	6,246,322
Environmental services revenue	52,756	-	54,755	-
MAG Tank™ revenue	-	1,650,000	886,142	1,650,000
Skim oil revenue	197,592	226,390	718,480	761,840
Storage rental revenue and other	145,417	271,004	516,576	1,429,481
Total revenues	6,262,946	7,767,939	21,613,794	18,306,555
COST OF GOODS AND SERVICES PROVIDED:
Cost of goods and services provided	3,541,779	5,908,310	14,551,747	12,793,604
Depreciation and accretion expense	725,224	699,889	2,218,366	2,129,903
Stock based compensation	1,110,888	355,040	3,714,700	1,255,224
Selling, general and administrative	2,105,876	1,904,775	6,273,264	5,510,529
Total costs and expenses	7,483,767	8,868,014	26,758,077	21,689,260
OPERATING LOSS	(1,220,821)	(1,100,075)	(5,144,283)	(3,382,705)
OTHER INCOME (EXPENSE):
Interest and other income	4,128	76,837	88,177	77,742
Interest, amortization and other expense	(303,848)	(231,356)	(1,111,492)	(690,989)
Gain (loss) on sale of assets	26,000	(17,243)	(39,198)	2,240,076
Gain on settlements of payables	-	5,000	133,554	-
Total other income / (expense)	(273,720)	(166,762)	(928,959)	1,626,829
Net loss before taxes	(1,494,541)	(1,266,837)	(6,073,242)	(1,755,876)
Income tax expense	-	-	-	-
Loss from continuing operations	(1,494,541)	(1,266,837)	(6,073,242)	(1,755,876)
Income (loss) from discontinued operations	(1,199,051)	896,061	1,100,488	(6,613,135)
Net loss	(2,693,592)	(370,776)	(4,972,754)	(8,369,011)
Preferred stock dividends	(1,234,532)	(1,174,256)	(3,734,531)	(3,337,286)
Net loss to common stockholders	$(3,928,124)	$(1,545,032)	$(8,707,285)	$(11,706,297)

Weighted average shares outstanding, basic and diluted	35,491,389	33,574,173	34,783,587	33,493,046
Net loss per share from continuing operations, basic & diluted	$(0.08)	$(0.08)	$(0.28)	$(0.15)
Net income (loss) per share from discontinued operations, basic & diluted	$(0.03)	$0.03	$0.03	$(0.20)
Net loss per share, basic & diluted	$(0.11)	$(0.05)	$(0.25)	$(0.35)

SELECTED BALANCE SHEET DATA (UNAUDITED)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	570,798	1,302,857
Total current assets	8,239,969	10,907,674
Net fixed assets	25,106,902	36,992,348
Total assets	33,434,833	48,025,800
Total current liabilities	13,671,083	20,595,245
Total long-term liabilities	7,435,798	9,074,148
Total stockholders’ equity	12,327,952	18,356,407

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

The reconciliation of adjusted EBITDA from continuing operations as compared to GreenHunter Resources GAAP loss from continuing operations for the third quarter ended September 30, 2014 is as follows:

	2014	2013
Net Loss	(1,494,541)	(1,266,837)
Income Tax	—	—
Interest and Amortization Expense	303,848	231,356
Depreciation Expense	725,224	699,889
Non-Cash Stock Compensation Expense	1,110,888	355,040
Other Non-Cash Gains	—	12,243
Adjusted EBITDA From Consolidated Operations	645,419	31,691

Adjusted EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, depreciation and amortization, and non-case stock based compensation and other non-cash gains (losses). The Company believes adjusted EBITDA from continuing operations is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, adjusted EBITDA from continuing operations is not a GAAP financial measure. The Company’s calculation of adjusted EBITDA from continuing operations should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating adjusted EBITDA from continuing operations may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

About GreenHunter Resources, Inc.

GreenHunter Resources, Inc., through its wholly-owned subsidiaries, GreenHunter Water, LLC, GreenHunter Environmental Solutions, LLC, and GreenHunter Hydrocarbons, LLC, provides Total Water Management Solutions™/Oilfield Fluid Management Solutions™ in the oilfield and its shale plays of the Appalachian Basin. GreenHunter Water continues to expand its services package by increasing down-hole injection capacity with Class II salt water disposal wells and facilities, with the launch of next-generation modular above-ground frac water storage tanks (MAG Tank™), and with advanced water hauling – including a growing fleet of DOT rated 407 trucks, for hauling condensates and water with the presence of condensates. GreenHunter Water has also spearheaded the movement to barge brine water, as barging is a safer and more cost-effective mode of transport than trucking or rail.

GreenHunter Environmental Solutions, LLC offers onsite environmental solutions at the well pad and facilities, with a service package that includes tank and rig cleaning, liquid and solid waste removal/remediation, solidification, and spill response. An understanding that an interconnected suite of services is key to E&P waste stream management shapes GreenHunter Resources’ comprehensive end-to-end approach to services.

GreenHunter Hydrocarbons, LLC offers transportation of hydrocarbons (oil, condensate, and NGLs) and will soon offer storage, processing, and marketing of hydrocarbons (oil, condensate, and NGLs) in the Appalachian region, leveraging off of our existing asset base and infrastructure, which includes up to six different barge terminal locations, presently owned or leased by GreenHunter Resources.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterEnergy.com or click 1.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Kirk Trosclair

Executive Vice President and Chief Operating Officer

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

Office: (469) 293-1987

ktrosclair@greenhunterresources.com